Exhibit 99.1

Contacts:
	William B. Skoglund Chairman, President and CEO Old Second Bancorp, Inc. (630) 892-0202	J. Douglas Cheatham Executive Vice President and CFO Old Second Bancorp, Inc. (630) 892-0202

FOR IMMEDIATE RELEASE

OLD SECOND BANCORP RECEIVES $73 MILLION

CAPITAL INVESTMENT FROM THE U.S. TREASURY DEPARTMENT

Aurora, Illinois (January 16, 2009) – Old Second Bancorp, Inc. (NASDAQ: OSBC), today announced that the United States Department of the Treasury has completed its investment of $73 million in Series B Fixed Rate Cumulative Perpetual Preferred Stock and warrants to purchase common stock of Old Second as part of Treasury’s TARP Capital Purchase Program.  Treasury implemented the Capital Purchase Program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

“This program was designed to provide additional capital to healthy, well managed financial institutions and Old Second is pleased to be a participant in this initiative,” said William B. Skoglund, Old Second’s Chairman, President and Chief Executive Officer.  “As we previously announced, all of the Company’s capital ratios were already above the level required to be categorized as ‘well capitalized’, and the Capital Purchase Program further strengthens our balance sheet and enhances our ability to support economic growth in our community.  This new capital adds to our ability to serve customers financial needs and will simultaneously support Old Second’s continued ability to pursue growth opportunities.”

 The Series B preferred shares issued to Treasury pay a dividend of 5% per year for the first five years and will reset to 9% per year thereafter.  The Series B preferred shares are callable at their liquidation value of $1,000 per share after three years and can be redeemed prior to then only with the approval of the Federal Reserve or with the proceeds of an equity offering of common stock or preferred stock that constitutes Tier 1 capital.  Old Second also issued to Treasury a ten-year warrant to purchase 815,339 shares of common stock at an exercise price of $13.43 per share.

The following table indicates the pro forma effect of Treasury’s investment on Old Second’s regulatory capital ratios as of September 30, 2008:

	Pre-TARP Investment September 30, 2008	Post-TARP Investment September 30, 2008
Tier 1 Leverage Ratio	6.68%	9.22%
Tier 1 Risk-Based Capital Ratio	7.84%	10.83%
Total Risk-Based Capital Ratio	10.67%	13.65%

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., is a financial services company with its headquarters located in Aurora, Illinois.  Old Second is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Cook, Kane, Kendall, DeKalb, DuPage, LaSalle and Will counties in Illinois.  Old Second also offers insurance products through Old Second Financial, Inc.  Old Second’s common stock is traded on the NASDAQ Global Select Market under the symbol OSBC.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.

Forward Looking Statements:  This release may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2007 and its Quarterly Reports on Form 10-Q for the first three fiscal quarters of 2008.